Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Titan Machinery Inc.

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and to the incorporation by reference in the registration statement on Form S-3 of Titan Machinery Inc. of our reports dated April 15, 2010, with respect to the consolidated balance sheets of Titan Machinery Inc. as of January 31, 2010 and 2009, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2010, and the effectiveness of internal control over financial reporting as of January 31, 2010, which reports appear in the January 31, 2010 annual report on Form 10-K of Titan Machinery Inc.

/s/ Eide Bailly LLP

Minneapolis, Minnesota

December 9, 2010